EXHIBIT 3

                                 PROMISSORY NOTE

                                                              __________________

$__________                                                   ________ __, 1998


         FOR VALUE RECEIVED, the undersigned promises to pay to the order of Jorge Mas, and his successors, as trustee of Marital Trust #2 under the will of Jorge L. Mas Canosa, the principal sum of ________________________________
Dollars ($___________) with interest computed on the unpaid principal balance outstanding from time to time at the rate of five and 85/100 percent (5.85%) per annum. Payments in the amount of $__________ shall be due and payable on the _____ day of __________, 1998, and on the ____ day of each sixth month thereafter, and each such payment shall be credited first to accrued interest and the balance to principal, and regardless of anything herein to the contrary, all unpaid principal and accrued interest shall be due and payable in full on the ____ day of _______, 2008.

         This note (the "Note") is secured by a Pledge and Security Agreement of even date herewith. Upon default in the payment of principal and/or interest due on this Note or in the performance of any of the terms and conditions of said Pledge and Security Agreement, then, at the option of the holder, the entire principal sum remaining unpaid, together with accrued interest, shall become immediately due and payable, without further notice.

         This Note may be prepaid in whole at any time without penalty.

         Each Maker, endorser and guarantor, jointly and severally, waives demand, protest and notice of maturity, non-payment and all requirements necessary to hold each of them liable as makers, endorsers and guarantors and consents without notice to any and all extensions of time or changes in terms of payment by the holder of this Note.

         Each Maker, endorser and guarantor, jointly and severally, agrees to pay all costs of collection, including the payee's reasonable attorneys' fees, whether for services incurred in collection, litigation, bankruptcy proceedings, appeals, or otherwise.

         The following events shall constitute a default under this Note: (a) if any payment of principal and/or interest, or any other sum under this Note, which is due and payable is not paid within five (5) days after the date it first becomes due and payable; or (b) if a Maker or any successor thereto is in default of any provision of the aforesaid Pledge and Security Agreement. While in default, this Note shall bear interest at the highest rate allowed by law. Any payment not made within fifteen (15) days of the due date thereof shall be subject to a five (5%) late charge.

         This Note shall be governed by and construed according to the laws of the State of Florida.


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